Exhibit 10

                          TERMS OF OFFER LETTER BETWEEN
                       UNITED STATES CELLULAR CORPORATION
                               AND JOHN E. ROONEY

             The following are the material terms of the Offer Letter by United States Cellular Corporation ("USCC") and accepted by John E. Rooney on March 28, 2000 relating to his employment as President and Chief Executive Officer of USCC.

o A base salary at the annual rate of $450,000 per year through December 31, 2000, with a performance review following year-end 2000.

o Assuming a start date of April 10th, Mr. Rooney will receive a minimum prorated (9 months) bonus of $169,000 for 2000, which is based on 50% of his base pay rate ($450,000 x .5 = $225,000. $225,000 x .75 = $168,750). If
     Mr. Rooney and his team exceed business plan objectives, his 2000 bonus could increase. Starting in 2001, Mr. Rooney's target bonus opportunity will be 50% of his base salary for the year and be based on USCC's results for the year versus those targeted in USCC's senior management bonus program. With superior performance, he will be eligible for bonus awards significantly above the targeted 50% level.

o    Ability to defer salary and/or bonus payments.

o    Participation in the USCC Long-Term Incentive Programs as follows:

     o A grant of 55,000 USCC stock options, effective on Mr. Rooney's first day of employment with USCC at a strike price equal to the closing price of USCC's stock on that date. This grant will vest in 5 equal annual installments, with the first 20% vesting one year after the date of the grant.

     o An annual grant of USCC restricted stock. The first annual restricted stock grant effective March 31, 2001, will be for the 2000 performance year.

o The target number of restricted stock shares for 2000 is that number which provides the same estimated present value, at the time of the award, as the present value at Mr. Rooney's start date of one-fifth of his up front stock option grant. The actual number of restricted shares that Mr. Rooney earns in any year will be in direct proportion to the percentage of the target team bonus that is earned under USCC's top management incentive program for that year. The number of shares earned in any year will range from zero to whatever percentage above target is earned under this incentive program for that year.

     The restricted stock shares will fully vest three years from the date of the grant. When they vest, Mr. Rooney can choose to have them paid out in either stock or cash.

     o Accelerated vesting after six years of service. After Mr. Rooney's sixth anniversary with USCC, all previously granted but unvested granted stock option and restricted stock awards will fully vest no later than six months after the date of such sixth anniversary. Stock option awards and restricted stock awards made after Mr. Rooney's sixth anniversary date with USCC will fully vest six months after the date they are granted.

o    A seat on the USCC Board.